Exhibit 5.3

	PATRICK MAK & TSE	麥 家 榮 律 師 行
SOLICITORS AGENTS FOR TRADEMARKS & PATENTS

Address: Rooms 901-905, 9th Floor, Wing On Centre, 111 Connaught Road Central, Hong Kong 地址: 香港中環干諾道中111號永安中心9樓901-905室
Tel/電話: 852-2850 6336	Fax/傳真: 852-2850 6086

Partners:

Mak Ka Wing Patrick*#+

麥家榮律師*#+

Tse Ka Lok*

謝嘉樂律師*

Zhao Zhipeng+

趙志鵬律師+

Cheung Kwok Yu

張國裕律師

Yang Lei

楊雷律師

Li Ka Yan

李嘉欣律師

Consultants:

Lo Chi Hung

盧志雄律師

Lau Ling Yun Agnes*

劉令茵律師*

Cheung Wai Han*

張惠嫺律師*

Fenn Kar Bak Lily

范家碧律師

Yeung Ming Fai

楊銘輝律師

Senior Associate:

Lee Man Kin*

李文健律師*

Ng Siu Ling Rowena

吳小玲律師

Tsang Yuk Ting

曾鈺婷律師

Chan Chun Yip Sam

陳俊業律師

Assistant Solicitors/Associate:

Zhan Hongyu

詹鴻宇律師

Lau Tin Lam

劉天霖律師

Kwok Ting Fung

郭庭豐律師

Lau Pik Yiu

劉碧堯律師

Lin Rongjin

林嶸進律師

Fung Chung Hing

馮松興律師

Ding Patrick Carl Qiu

丁俊發律師

Fong Hey Sen Hayley

方希晨律師

Jou Shing

周誠律師

Registered Foreign Lawyers:

Huo Jianping (PRC)

霍建平律師

Chen Zhan (PRC)

陳戰律師

Du Juan (PRC)

杜鵑律師

Xue Lele (PRC)

薛樂樂律師

Zhong Yu (PRC)

鍾瑜律師

Zhao Hua (PRC)

趙華律師

Zhang Xujun (PRC)

張旭君律師

Chen Boxuan (AU)

陳泊璇律師

Ma Xinyi (PRC)

馬心儀律師

Tu Chaofeng (PRC)

屠朝锋律師

Lin Taisong (PRC)

林泰松律師

Chen Zuoke (PRC)

陳作科律師

Zhang Xiangfa(PRC)

張祥發律師

*Civil Celebrant of Marriages

*婚姻監禮人

# China – Appointed Attesting Officer

#中國委托公証人

+GBA Lawyer

+粵港澳大灣區執業律師

Our Ref.  :   CF/TT/ZZP/11980/25/ZZP(TYT)(FCH)                   Date : September 11, 2025

To:

Abits Group Inc

C/O Level 24 Lee Garden One,

33 Hysan Avenue Causeway Bay,

Hong Kong SAR

Dear Sirs,

Re: Hong Kong Legal Opinion - Abit Hong Kong Limited

We have acted as legal counsel to Abits Group Inc. (the “Company”), a company incorporated in British Virgins Islands with limited liability, with respect to the laws of Hong Kong in connection with the preparation and filing by the Company with the United States Securities and Exchange Commission, under the United States Securities Act of 1933, as amended, of the registration statement on Form F-3 (Registration No. 333-284387) (including all amendments and supplements thereto, the “Registration Statement”) in relation to the registration of the securities of the Company as described in the Registration Statement.

We have been engaged by the Company to render this legal opinion in respect of its subsidiary in Hong Kong, namely Abit Hong Kong Limited (the “HK Subsidiary”). The HK Subsidiary is incorporated in Hong Kong as a private limited company registered under the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) with Business Registration No. 70685989.

For the purposes of rendering this opinion, we have examined the following documents in relation to the HK Subsidiary (the “Basic Documents”):

Shandong Province Jinan Representative Office山東省濟南代表處 中國山東省濟南市歷下區大東路9號T3塔樓科創金融中心15層 Tel/電話: 86-531-8207 0567 Fax/傳真: 86-531-8207 0569	In Association with : Lily Fenn & Partners Fong Yin Cheung & Co.
Guangzhou Representative office 廣州代表處 中國廣州天河區花城大道68號環球都會廣場44樓V09單位 Tel/電話: 852-2850 6336 Fax/傳真: 852-2850 6086	國曜琴島麥家榮(青島)聯營律師事務所 眾成清泰麥家榮馮杜(濟南)聯營律師事務所 金博大麥家榮苏兆基(鄚州)聯營律師事務所

麥家榮律師行

PATRICK MAK & TSE

SOLICITORS, AGENTS FOR TRADEMARKS & PATENTS

CONTINUED

(i)	a copy of the Certificate of Incorporation dated 9 May 2019;

(ii)	a copy of the Certificate of Change of Name dated 15 June 2022;

(iii)	a copy of the Articles of Association of the HK Subsidiary;

(iv)	a copy of the latest Annual Return of the HK Subsidiary filed on 21 May 2025;

(v)	a copy of the Business Registration Certificate of the HK Subsidiary with the expiry date of 07 May 2026;

(vi)	the audited financial statement of the HK Subsidiary for the year ended 31 December 2024; and

(vii)	a copy of the latest Registration Statement and all exhibits thereto.

For the purposes of rendering this opinion, we have also conducted the following searches (collectively, the “Searches”):

(i)	We have carried out a search on 28 August 2025 at the Compulsory Winding Up Electronic Search Services provided by Official Receiver’s Office of Hong Kong against the HK Subsidiary (the “Winding Up Search”);

(ii)	We have carried out a search on 28 August 2025 at the Companies Registry Electronic Search Services provided by Companies Registry of Hong Kong against the HK Subsidiary (the “Company Search”);

(iii)	We have carried out a search on 28 August 2025 at the Business Registration search provided by Business Registration Office of the Inland Revenue Department (the “BR Search”);

(iv)	We have carried out a search at around 28 August on 2025 on the website of the Mandatory Provident Fund Schemes Authority against any Non-Compliant Employer and Officer Records in relation to the HK Subsidiary (the “MPF Search”);

(v)	We have carried out a search at around 28 August on 2025 on the website of the Intellectual Property Department of HKSAR regarding Design Search, Patent Search and Trade Mark Search against the HK Subsidiary (the “IP Search”); and

(vi)	We have engaged an independent investigation company for a litigation search report against the HK Subsidiary on 25 August 2025 (the “Litigation Search”).

Apart from the above Searches, we have not made any other searches or enquiries against the HK Subsidiary.

Based upon the above examination and Searches, and subject to the further assumptions and qualifications set forth below, we are of the opinion that

麥家榮律師行

PATRICK MAK & TSE

SOLICITORS, AGENTS FOR TRADEMARKS & PATENTS

CONTINUED

OPINIONS

i.	As at 25 August 2025 (the “Relevant Date”), the current corporate structure of the HK Subsidiary is as follows:

Name	:	Abit Hong Kong Limited
Former Name	:	WOODLAND CORPORATION LIMITED 林業有限公司 (from 08 May 2019 to 15 June 2022)
Place of incorporation	:	Hong Kong
Date of incorporation	:	08 May 2019
Business Registration Number	:	70685989
Registered office address	:	Unit A, 8th Floor, Winbase Centre, 208 Queen’s Road Central, Sheung Wan, Hong Kong
Number of issued shares	:	1
Issued and Paid up Share Capital	:	HK$1.00
Shareholding structure and Shareholder	:	Abits Group Inc. holds 1 ordinary share, representing 100% of the total issued share capital of the HK Subsidiary
Director	:	DENG Conglin 鄧叢林
Company Secretary	:	FTO Corporate Consultants Limited 隆誠顧問有限公司
Nature of Business	:	Investment Holding

ii.	Memorandum and articles of association

Based on the Basic Documents, the articles of association of the HK Subsidiary was duly registered with the Companies Registry of Hong Kong upon incorporation.

iii.	Due Incorporation

Based on the Basic Documents and the Company Search, the HK Subsidiary is a private company limited by shares duly incorporated and validly existing under the laws of Hong Kong and is in continuing registration with the Companies Registry of Hong Kong. Based on the Company Search, the articles of association of the HK Subsidiary has been duly filed with the Companies Registry and is in full force and effect and binding upon the HK Subsidiary. The HK Subsidiary can sue and be sued in its own name in the courts of Hong Kong and under the laws of Hong Kong to the extent that the courts of Hong Kong have or assume jurisdiction and the Hong Kong courts do not exercise their discretion to stay any such proceedings.

麥家榮律師行

PATRICK MAK & TSE

SOLICITORS, AGENTS FOR TRADEMARKS & PATENTS

CONTINUED

iv.	Full Corporate Power

Based on the Basic Documents, the HK Subsidiary has full corporate power and authority to own, lease, license and use its properties, assets and conduct its business, as currently conducted and as described in the Registration Statement, and, in continuing to carry on its business as presently conducted and as described in the Registration Statement, would not violate any provision of its articles and association and its articles and association is in full force and effect.

v.	Filing and other requirements under the Companies Ordinance

Under the Companies Ordinance, the HK Subsidiary is required to comply with certain filing or registration requirements in relation to change of directors, change of company secretary, change of registered office, allotment of shares, annual return, etc. Where a company fails to do so, this will render the company and its responsible officers liable to fines. Late filings may also be subject to higher registration fees.

Based on the Basic Documents and the Company Search, we are not aware of any breach of the HK Subsidiary’s filing requirements in all material respects during the period from its incorporation to the Relevant Date.

vi.	Encumbrances

Based on the Basic Documents, all of the issued shares of the HK Subsidiary has been duly authorized and validly issued and are fully paid up (or regarded as paid up) and such equity interests are free and clear of all liens, encumbrances, equities or claims.

Based on the Company Search and the Basic Documents, there are no registered mortgages or charges or other kinds of security over the assets of the HK Subsidiary.

麥家榮律師行

PATRICK MAK & TSE

SOLICITORS, AGENTS FOR TRADEMARKS & PATENTS

CONTINUED

vii.	No Outstanding Rights

Based on the Basic Documents, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or transfer any additional equity, profit or voting interests in the HK Subsidiary.

viii.	Business Registration Certificate

According to the business registration in accordance with the Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong), the HK Subsidiary has obtained valid business registration certificate. The HK Subsidiary’s business registration number is 70685989 with the expiry date of 07 May 2026 (the “Business Registration Certificate”). Based on the Business Registration Certificate, the nature of business is “Investment Holding”. As at the Relevant Date, based on the Basic Documents, Company Search and BR Search, the HK Subsidiary remains registered on the Companies Registry and its Business Registration Certificate is in full force and effect.

Notwithstanding the nature of business stated in the Business Registration Certificate, the HK Subsidiary is not restricted from general business and may carry on any nature and kind of business in Hong Kong (save and except for specified business which may require special qualification, license or authorization).

Further, based on the Basic Documents and Company Search, the HK Subsidiary is in compliance in all material respects with the aforementioned Business Registration Certificate, and no action has been taken or threatened for the cancellation of such Business Registration Certificate.

As at the Relevant Date and based on the Basic Documents, save for the Business Registration Certificate, no licenses, consents and approvals from public or private regulatory bodies have been required for the administrations of the HK Subsidiary in Hong Kong.

ix.	Mandatory Provident Fund contribution

Based on the Basic Documents and MPF Search records, the HK Subsidiary does not have any employees and there is no record of contravention and/or violation of the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) by the HK Subsidiary and its officers.

x.	Taxation

According to the Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong) (the “Inland Revenue Ordinance”) and the taxation policy administered by the Inland Revenue Department of Hong Kong, Persons, including corporations, partnerships, trustees and bodies of persons, carrying on any trade, profession or business in Hong Kong are chargeable to tax on all profits (excluding profits arising from the sale of capital assets) arising in or derived from Hong Kong from such trade, profession or business (section 14(1) of the Inland Revenue Ordinance).

麥家榮律師行

PATRICK MAK & TSE

SOLICITORS, AGENTS FOR TRADEMARKS & PATENTS

CONTINUED

The assessable profits (or adjusted loss) are the net profits (or loss) (other than profits (or loss) arising from the sale of capital assets) for the basis period, being the year ended 31 December during the relevant year, arising in or derived from Hong Kong, calculated in accordance with the provisions of Part IV of the Inland Revenue Ordinance.

According to the Basic Documents, for the financial year ended 31 December 2024, we are not aware of any record of contravention and/or violation of the Inland Revenue Ordinance or the Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong).

xi.	Intellectual Property

According to the IP Search and the Basic Documents, no trademark, patent and design has been registered by the HK Subsidiary in Hong Kong.

xii.	Direct Investment Holding

According to the Basic Documents, the HK Subsidiary has equity investments in the following entities:

(1)	Beijing Bitmatrix Technology Co. Ltd.(北京比特矩阵科技有限公司), a company incorporated under the laws of the People’s Republic of China. As at the Relevant Date, the HK Subsidiary directly holds the entire share equity of Beijing Bitmatrix Technology Co. Ltd;
(2)	Abit USA, Inc., a company incorporated in Delaware, the United States. As at the Relevant Date, the HK Subsidiary directly holds the entire issued shares of Abit USA, Inc.; and
(3)	Abits Inc, a company incorporated in Delaware, the United States. As at the Relevant Date, the HK Subsidiary directly holds the entire issued shares of Abit Inc.

xiii.	Litigation and Winding-up

According to the Basic Documents, Litigation Search and Winding Up Search of the HK Subsidiary:

(a)	no record of any order or resolution for the winding-up or any notice of the appointment of a receiver, administrator or liquidator in connection with the winding-up, dissolution or reorganisation of the HK Subsidiary or its assets in Hong Kong, and no record of any compulsory petition for the winding-up against the HK Subsidiary in Hong Kong;

麥家榮律師行

PATRICK MAK & TSE

SOLICITORS, AGENTS FOR TRADEMARKS & PATENTS

CONTINUED

(b)	no steps having been taken to compulsorily wind up or dissolve the HK Subsidiary, appoint a receiver, administrator or liquidator in respect of it or any of its assets; and

(c)	no actions, suits, investigations, litigation or proceedings current, pending or threatened against or affecting the HK Subsidiary or any of its assets in which the HK Subsidiary is a defendant or respondent before the courts of Hong Kong as at the date hereof.

xiv.	Dividend

Save as disclosed in the Registration Statement, the HK Subsidiary is not prohibited, directly or indirectly, from paying any dividends or making any other distribution on its shares or share capital or similar ownership interest, from making or repaying any loans or advances, or from transferring any of its properties or assets under the laws and regulations in Hong Kong.

There are no exchange control formalities or approvals required for all forms of payments or capital transfers, which would prevent the HK Subsidiary from paying dividends or other distributions to its shareholders.

xv.	Enforceability of Civil Liabilities

There is uncertainty as to whether the judgment of United States courts will be directly enforced in Hong Kong, as the United States and Hong Kong do not have a treaty or other arrangements providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters. However, a foreign judgment may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court since the judgment may be regarded as creating a debt between the parties to it, provided that the foreign judgment, among other things, is a final judgment conclusive upon the merits of the claim and is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, and that the judgement is made by a competent court as determined by the private international law rules applied by courts of Hong Kong. Such a judgment may not, in any event, be enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

麥家榮律師行

PATRICK MAK & TSE

SOLICITORS, AGENTS FOR TRADEMARKS & PATENTS

CONTINUED

xvi.	Transfer of Funds between the HK Subsidiary and its subsidiaries in the US

As at the Relevant Date, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the US or vice versa), except for transfer of funds involving money laundering, terrorist financing and other criminal activities, which is mainly governed by the Anti-Money Laundering and Counter-Terrorist Financing Ordinance (Cap. 615), the Drug Trafficking (Recovery of Proceeds) Ordinance (Cap. 405), the Organized and Serious Crimes Ordinance (Cap. 455), the United Nations (Anti-Terrorism Measures) Ordinance (Cap. 575)(the “UNATMO”), the United Nations Sanctions Ordinance (Cap. 537)(the “UNSO”) and the Weapons of Mass Destruction (Control of Provision of Services) Ordinance (Cap. 526).

Hong Kong fully implements targeted financial sanctions in compliance with the United Nations Security Council Resolutions, pursuant to the UNSO and the UNATMO. Hong Kong does not implement sanctions above and beyond those imposed by the United Nations Security Council. The Security Bureau of Hong Kong maintains lists of designated individuals and entities under the UNATMO, which covers the UNSC Resolution 1373 relating to terrorism financing, while the Commerce and Economic Development Bureau maintains list of designated individuals and entities under the UNSO.

As at the Relevant Date, the HK Subsidiary is not affected by the lists of designated individuals and entities under the UNATMO and UNSO.

xvii.	Registration Statement

Based on the Basic Documents and to the best of our knowledge, the statements set forth in the Registration Statement in relation to the HK Subsidiary and Hong Kong laws in each case insofar as such statements purport to describe or summarize the Hong Kong legal matters stated therein as at the Relevant Date, are true and accurate in all material respects, and fairly present and summarize in all material respects the Hong Kong legal matters stated therein, and do not contain any untrue statement or omit to make a material statement necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, as at the Relevant Date.

麥家榮律師行

PATRICK MAK & TSE

SOLICITORS, AGENTS FOR TRADEMARKS & PATENTS

CONTINUED

The foregoing opinion is subject to the assumptions and qualifications set forth below:

Assumptions

i.	In conducting our examination, we have assumed, without independent verification, that:

(a)	all signatures or seal impressions on any documents we reviewed are true and genuine;

(b)	all documents submitted to us as originals are authentic and complete;

(c)	all documents submitted to us as copies are accurate, complete and conform to the originals thereof that are authentic and complete;

(d)	all documents submitted to us by the Company and/or the HK Subsidiary as forms will be duly and validly executed by the relevant party in such forms;

(a)	that no amendments (manuscript or otherwise) have been or will be made to the Basic Documents in the form examined by us;

(b)	that all statements of fact (including all representations and warranties) contained in the Basic Documents or related to us are when made or repeated or deemed to be made or repeated true, accurate and complete and that any representation or warranty by any party that it is not aware of or has no notice or knowledge of any act, matter, thing or circumstances means that the same does not exist or has not occurred and that we have relied on them without further enquiry;

(c)	that there is no bad faith, or intention to use fraud, undue influence, coercion or duress on the part of any party to any of the Basic Documents or their respective directors, employees or agents;

(e)	the parties, other than the HK Subsidiary, executing or delivering such documents were entities validly existing under the laws of the relevant jurisdictions and had the power, corporate or other, to execute or deliver such documents and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties (other than the HK Subsidiary) of such documents and the validity and binding effect of the due authorizations of such parties (other than the HK Subsidiary);

麥家榮律師行

PATRICK MAK & TSE

SOLICITORS, AGENTS FOR TRADEMARKS & PATENTS

CONTINUED

(f)	all relevant matters would be found to be legal, valid and binding under the applicable laws of, or not otherwise contrary to public policy or any mandatory provisions of applicable laws of, any jurisdiction other than Hong Kong, as presently or hereafter in force or given effect;

(g)	there has not been any action or inaction or agreements by the parties thereto (other than those contained in the documents and records that we examined) or any court or administrative order or judgment (other than those that we examined) which would invalidate or terminate or otherwise change any of the documents examined;

(h)	no agreements, contracts, instruments or documents which may contradict or be inconsistent with, or affect the characterization or the nature of, all the documents so examined or the transactions contemplated thereunder have existed or been made between any parties to such documents so examined;

(i)	the Securities will be offered in the manner and on the terms and conditions described or referred to in the Registration Statement; and

(j)	the Company, HK Subsidiary and the Representative will have taken all necessary steps to be required after the date hereof under the applicable laws and regulations.

ii.	In considering the Basic Documents and the Searches and in expressing this opinion, we have, without any further enquiry, independent investigation or verification of any kind, further assumed:

(a)	that the factual information provided by the management of the Company and/or the HK Subsidiary, including the senior officers and directors, (the “Management”) are true and accurate and without any willful and material concealment and omissions. We express no opinion as to factual information provided to us by the Management;

(b)	in respect of the Searches, the information so disclosed is true and complete and has not since then been altered; and the Company and/or HK Subsidiary did not fail to disclose any information which should have been disclosed at the time of the search;

(c)	that there is no law of any jurisdiction outside Hong Kong which renders the execution, delivery or performance of the Basic Documents illegal or ineffective and that, insofar as any obligation under any of the Basic Documents is performed in, or is otherwise subject to, any jurisdiction other than Hong Kong, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction and that none of the opinions expressed in this opinion will otherwise be affected by any laws (including those relating to public policy) of any jurisdiction outside Hong Kong; and

麥家榮律師行

PATRICK MAK & TSE

SOLICITORS, AGENTS FOR TRADEMARKS & PATENTS

CONTINUED

(d)	that where any of the Basic Documents are expressed to be governed by the laws of the jurisdictions other than Hong Kong, such Basic Documents are valid, binding and enforceable on each party thereto under such laws.

Qualifications

i.	The above opinion is subject to the qualifications and limitations set forth below:

(a)	any this opinion is given expressly solely on the basis of, and in reliance on, the Basic Documents;

(b)	we have not conducted any further enquiry, independent investigation or verification of the Basic Documents provided by the Company and/or HK Subsidiary and therefore assume no responsibility in all aspects for any factual information (i) as stated therein or provided by the management of the Company and/or the HK Subsidiary which is not true or accurate or (ii) willfully or materially concealed or omitted by the management of the Company and/or the HK Subsidiary;

(c)	our opinion expressed herein is limited solely to the laws of Hong Kong effective as of the date hereof and is given on the basis that it will be governed and construed in accordance with the laws of Hong Kong, and we do not purport to express or imply any opinion with respect to the applicability or effect of the laws of any other jurisdiction;

(d)	in the issuance of this legal opinion, we do not assume the duty, responsibility, obligations or professional conduct as an auditor, a reporting accountant or a financial adviser to the Company and/or the HK Subsidiary. We express no opinion nor advice on the financial information, implication or consequences of the Company and/or the HK Subsidiary (including but not limited to the Basic Documents). This legal opinion shall be made without prejudice to any tax decision made by the Inland Revenue Department of Hong Kong;

(e)	we have made no investigation on any laws of any jurisdiction other than Hong Kong and neither express nor imply any opinion as to the applicability or effect of any law of any jurisdiction other than Hong Kong. We express no opinion concerning, and assume no responsibility as to, laws or judicial decisions related to any US federal laws, rules or regulations, including but not limited to any US federal securities laws, rules or regulations, or any US state securities or “blue sky” laws, rules or regulations;

麥家榮律師行

PATRICK MAK & TSE

SOLICITORS, AGENTS FOR TRADEMARKS & PATENTS

CONTINUED

(f)	this opinion is strictly limited to the matters expressly stated herein and may not be read as extending by implication to any matters or documents not specifically referred to herein;

(g)	notwithstanding the provisions of the Basic Documents, a statement, determination, designation, calculation or certificate of any party as to any matter provided for in those Basic Documents might, in certain circumstances, be held by a Hong Kong court not to be final, conclusive and binding;

(h)	the Hong Kong courts may refuse to give effect to or enforce any provision in the Basic Documents which would be inconsistent with the laws or public policies of Hong Kong;

(i)	following the decision of the Hong Kong Court of Final Appeal in the case of FG Hemisphere Associates v. Democratic Republic of Congo (FACV Nos. 5, 6 & 7 of 2010) delivered on 8 June, 2011 as affirmed by the interpretation ruling of the Standing Committee of the National People’s Congress of the PRC on 8 September, 2011, Hong Kong cannot adhere to a doctrine of state immunity which differs from that adopted by the PRC. Accordingly, Hong Kong is required to adopt the doctrine of absolute immunity from suit and execution as adopted by the PRC where the court of the forum State would not have jurisdiction over matters in which another State is a defendant unless such State has expressly waived its immunity at the time when the jurisdiction of the forum State is invoked both at suit and at execution or by international treaty. As a result, any prior private agreement of waiver of immunity may be insufficient to establish an effective waiver in Hong Kong against a foreign State or its agency or any enterprise owned or controlled by it at the time of suit or enforcement; and

(j)	this opinion has been rendered to you solely for your benefit in connection with the Registration Statement on the condition that the opinion expressed herein may not be relied upon by any person other than you without our specific prior approval thereof in writing.

[The remainder of this page is intentionally left blank.]

麥家榮律師行

PATRICK MAK & TSE

SOLICITORS, AGENTS FOR TRADEMARKS & PATENTS

CONTINUED

Yours faithfully,

/s/ Patrick Mak & Tse
Patrick Mak & Tse

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